 Commission File No. 000-53529

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE  14C  INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[X]           Preliminary Information Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[   ]           Definitive Information Statement

GREYHOUND COMMISSARY, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.
[   ]           Fee computed on table below per  Rules 14c-5(g) and 0-11.

(1)           Title of each class of securities to which transaction applies:     n/a

(2)           Aggregate number of securities to which transaction applies:    n/a

(3)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): n/a.

(4)           Proposed maximum aggregate value of transaction:    n/a

(5)           Total fee paid:  -0-

[   ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date filed:

GREYHOUND COMMISSARY, INC.
2681 East Parleys Way
Suite 204
Salt Lake City, Utah 84109

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDERS

To Our Stockholders:

We are writing to advise you that our principal stockholder, owning approximately 88.3% of our outstanding shares of common stock, has approved by written consent in lieu of a stockholders’ meeting, the proposals to effect a reverse stock split of our outstanding common stock on a one share for 8.512 shares basis, and to change our corporate name to Tanke Biosciences Corporation.  On January 3, 2011, our board of directors unanimously approved the above proposals and to amend our articles of incorporation as appropriate.

PLEASE NOTE THAT THE NUMBER OF VOTES RECEIVED FROM THE PRINCIPAL STOCKHOLDER IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THESE ACTIONS UNDER NEVADA LAW AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THE ACTIONS.

Also on January 3, 2011, the board of directors approved the proposal to acquire China Flying Development Limited, a Hong Kong company, pursuant to a Share Exchange Agreement.  No stockholder vote is being taken in connection with the acquisition.

No action is required by you.  The accompanying Information Statement is furnished only to inform stockholders of those actions taken by written consent described above before they take effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended.  This Information Statement is first being mailed to you on or about January __, 2011 and we anticipate the effective date of the proposed actions to be February __, 2011 or as soon thereafter as practicable in accordance with applicable law, including the Nevada Revised Statutes.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The accompanying Information Statement is for information purposes only and explains the actions taken by written consent.  Please read the accompanying Information Statement carefully.

January , 2011	Very truly yours

/s/ Geoff Williams
Geoff Williams
Chief Executive Officer

GREYHOUND COMMISSARY, INC.
2681 East Parleys Way
Suite 204
Salt Lake City, Utah 84109

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934 AND
REGULATION 14C THEREUNDER

This Information Statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.001 par value, of Greyhound Commissary, Inc., a Nevada corporation, which we refer to herein as “Greyhound,” “company,” “we,” “our” or “us.”  The mailing date of this Information Statement is on or about January __, 2011.  The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of actions we are taking pursuant to written consents of a majority of our stockholders in lieu of a meeting of stockholders.

On January 3, 2011, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 3,397,787 shares of common stock issued and outstanding.  The common stock constitutes the sole outstanding class of Greyhound voting securities.  Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS BEING SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On January 3, 2011, our principal stockholder who beneficially owns 3,000,000 shares, or approximately 88.3% of our issued and outstanding common stock, consented in writing to effect a reverse stock split of our outstanding common stock on a one share for 8.512 shares basis, and to change our corporate name to Tanke Biosciences Corporation.

Also on January 3, 2011, our board of directors approved the above actions, subject to approval by the stockholders.  No other corporate actions to be taken by written consent were considered.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken.  In addition, pursuant to the laws of Nevada, the actions to be taken by majority written consent in lieu of a special stockholder meeting do not create appraisal or dissenters’ rights.

Our board of directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until 20 days after the mailing date of this definitive Information Statement, or as soon thereafter as is practicable.  We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken.  All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

FORWARD-LOOKING INFORMATION

This Information Statement and other reports that we file with the SEC contain certain forward-looking statements relating to future events performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed elsewhere herein.  Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

QUESTIONS AND ANSWERS

Q:  Why did I receive this Information Statement?

A:  A stockholder owning a majority of our outstanding shares took action by written consent in lieu of a stockholders’ meeting.  Federal securities laws require that our other stockholders receive this Information Statement before the action can become effective.

Q:  What actions did the stockholder take?

A:  Our principal stockholder, H. Deworth Williams, executed a written consent on January 3, 2011 approving the proposal that we (i) effect a reverse stock split of our issued and outstanding shares of common stock on a one share for 8.512 shares basis and (ii) change our corporate name to Tanke Biosciences Corporation.  Pursuant to SEC rules and regulations, these actions require notification to all of our stockholders.

Q:  What action do I need to take as a stockholder?

A:  You are not required to take any action.  The actions approved by written consent can take effect after 20 days from the date of mailing this Information Statement.  If you desire to have your share certificate exchanged for a new certificate representing the post-split shares, you will find instructions in this Information Statement.

Q: What is the share exchange transaction?

A:    The share exchange will effect our acquisition of China Flying Development Limited (“China Flying”)  pursuant to the Share Exchange Agreement (“Share Exchange”).  Pursuant to the terms of the Share Exchange, China Flying will become our wholly-owned subsidiary.  We did not ask for a stockholders vote regarding the acquisition.

Q:  Why am I not being asked to vote on the share exchange?

A:  We received all corporate approvals required to enter into and consummate the Share Exchange.  Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:  Am I entitled to appraisal rights?

A:  No. You are not entitled to appraisal rights in accordance with Nevada law in connection with the actions taken by written consent.

Q:  Will I recognize a gain or loss for U.S. federal income tax purposes as a result of the reverse stock split?

A:  You should not recognize any gain or loss for U.S. federal income tax purposes as a result of the reverse stock split.

Q:  Where can I find more information about the company?

A:  As required by law, we file annual, quarterly and current reports and other information with the SEC that contain additional information about our company.  You can inspect and copy these materials at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

Q:  Who can help answer my questions?

A:  If you have questions about the the company after reading this Information Statement, please contact us in writing at our principal executive offices at 2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109, Attention Chief Executive Officer, or by telephone at (801) 322-3401.

SUMMARY

This summary sets forth certain selected information contained in this Information Statement that may be important to you to better understand transactions referred to in this summary.  This summary also provides cross-references to the location in the Information Statement of the information summarized.

Greyhound Commissary, Inc.

Greyhound was organized on May 24, 1989 under the laws of the State of Idaho and was re-incorporated under the laws of the State of Nevada on November 1, 2007.  Greyhound’s principal offices are located in Salt Lake City, Utah.

Greyhound was initially created to provide a variety of services related to the operation of a nearby greyhound dog-racing track.  Following inception, Greyhound raised funds to assist it in providing food, shelter, healthcare and other services to animals used in the greyhound racing.  Subsequently the track was closed and the business was curtailed.  Since 1995, Greyhound has engaged in an ongoing search for suitable business opportunities, including a potential merger or acquisition.

Greyhound is a reporting company under the Exchange Act, and its public filings can be accessed at www.sec.gov.  Greyhound’s common stock is listed for quotation on the Over-The-Counter Bulletin Board under the trading symbol “GHND”.  There has been limited trading in Greyhound’s shares since they became eligible for trading on the OTCBB during the third quarter of 2009.

Reverse Stock Split (Page 5)

Our board of directors has determined that it is in our best interest to effect a reverse stock split of our issued and outstanding shares of common stock, on a one share for 8.512 shares basis (the “Reverse Stock Split”).  We believe that reducing the number of outstanding shares of our common stock through the Reverse Stock Split will give us more flexibility in making an acquisition and could increase the per share market price of our common stock, which would provide a more favorable trading market for the shares.

Corporate Name Change  (Page 8)

Our board of directors has also approved a change in our corporate name to Tanke Biosciences Corporation.  We believe that this change will better identify our business endeavors following completion of the acquisition of China FlyingDevelopment Limited (“China Flying”).

Share Exchange Agreement  (Page 9)

On January 3, 2011, we entered into a Share Exchange Agreement to acquire 100% of China Flying.  The acquisition will be accomplished by Golden Genesis Limited (“Golden Genesis”), the sole stockholder of China Flying, exchanging all of its capital stock in China Flying for 10,758,000 authorized, but previously unissued Greyhound common stock, post-split.  Upon the closing, China Flying will become our wholly owned subsidiary.

The acquisition is contingent upon the completion of our planned private placement of a minimum of $6.5 million (5,652,174 units) and a maximum of $8 million (6,956,522 units) of units (the “Units”).  Each Unit will consist of a $1.15 principal amount convertible note and a three year warrant to purchase one share of Greyhound common stock.  Offering proceeds will be held in escrow pending a closing on the minimum amount of Units.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDER
As of the date of the written consent by our majority stockholder on January 3, 2011, Greyhound had issued and outstanding 3,397,787 shares of common stock.  Each share of common stock is entitled to one vote on matters submitted for stockholder approval.

On January 3, 2011, the holder of 3,000,000 shares (or approximately 88.3% of the outstanding shares of common stock) executed and delivered to the board of directors a written consent approving the actions to effect the reverse stock split and change in corporate name.  Because the actions were approved by the written consent of stockholders holding a majority of our outstanding shares, no proxies are being solicited with this Information Statement.

Nevada corporate law provides in substance that unless a company’s articles of incorporation provide otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

The consenting stockholder is the beneficial owner of 3,000,000 shares of our common stock, which represents approximately 88.3% of the 3,397,787 voting shares outstanding.  The consenting stockholder voted in favor of the proposed actions described herein pursuant to written consent dated January 3, 2011.  No consideration was paid for the consent.  The consenting stockholder is set forth below.

Name                                                                                         Number of SharesPercent(1)
H. Deworth Williams                                                              3,000,000 88.3%
__________________
Note:	Unless otherwise indicated, we have been advised that the stockholder set forth above has sole voting and investment power over his shares indicated above.

(1)	Based upon 3,397,787 shares of common stock outstanding on December 15, 2010.

REVERSE STOCK SPLIT

On January 3, 2011, our board of directors and principal stockholder holding a majority of our outstanding common stock approved a one share for 8.512 shares reverse split of our issued and outstanding common stock.  The effective date of the split will be established by our board on a date prior to the acquisition of China Flying.  We presently anticipate the split to occur on or about February __, 2011.

All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.  Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.

Amendment to Articles of Incorporation

In connection with the Reverse Stock Split, we will file with the State of Nevada an amendment to our articles of incorporation to reflect the split.  Our current authorized capitalization will remain unchanged at 50 million shares of common stock with a par value of $0.001

Under applicable Nevada law, a corporation may effect a reverse stock split without correspondingly decreasing the number of authorized shares of the same class or series if:

(a)	The board of directors adopts a resolution setting forth the proposal to decrease the number of issued and outstanding shares of a class or series; and

(b)	The proposal is approved by the vote of stockholders holding a majority of the voting power of the outstanding shares of the affected class or series.

As our board of directors has approved the Reverse Stock Split and a shareholder holding a majority of our outstanding shares of common stock has also approved the split by written consent, we are not required to change our authorized capitalization.  Accordingly, our amendment to our articles of incorporation will reflect that our outstanding shares have been reverse split, but that our capitalization will be unchanged. Upon the effectiveness of the split, each share of our issued and outstanding common stock will be reverse split on a one share for 8.512 shares basis.  No fractional shares will be issued in connection with the reverse split.  Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly divided by the split ratio, will have the number of new shares to which they are entitled rounded up to the next whole number of shares.  No stockholders will receive cash in lieu of fractional shares.

Effect of the Reverse Stock Split

Split shares issued in connection with the Reverse Stock Split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the reverse split. The reverse split will decrease the number of outstanding common shares but will not affect any stockholder's proportionate interest in our company prior to the closing of the Share Exchange, except for minor differences resulting from the rounding up of fractional shares.  The par value of our common stock will remain unchanged.  While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount.  Therefore, the Reverse Stock Split will not affect our total stockholders' equity.  All share and per share information will be retroactively adjusted to reflect the split for all periods presented in our future financial reports and regulatory filings.

Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will be sustained. If the market price of our stock declines after the implementation of the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the reverse split.

Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity.  In addition, the Reverse Stock Split may increase the number of the stockholders who own odd lots, or less than 100 shares.  Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results outlined above.

Following the Reverse Stock Split, we will have issued and outstanding approximately 399,316 shares of common stock, without giving effect to the rounding up of fractional shares.  Following the split and upon the closing of the Share Exchange, 1,840,000 shares will be issued to Regeneration Capital Group LLC, a fund, and the investors in the fund, and 10,758,000 shares will be issued pursuant to the acquisition of China Flying. Additionally, we will reserve up to 6,956,522 shares that will be issuable upon the potential exercise of warrants that are to be included in the Units to be sold pursuant to the planned private placement.

Following the Reverse Stock Split and foregoing actions, we will have the corporate authority to issue approximately 30 million additional shares of authorized but unissued common stock.  These shares may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our company.  Any decision to issue additional shares will reduce the percentage of our stockholders' equity held by our current stockholders and could dilute our net tangible book value.  We have no immediate plans, proposals or arrangements, written or otherwise, to use these authorized and unissued shares of common stock following the the Reverse Stock Split, share exchange and private placement.

Our authorized and unissued shares could possibly be used by management to oppose a hostile takeover attempt, delay or prevent changes of control, or changes in or removal of management.  This could  include transactions that are favored by a majority of stockholders, or in which the stockholders might otherwise receive a premium for their shares over then-current market price, or benefit stockholders in some other manner.  Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price.  In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case.

The available authorized and unissued shares of common stock gives the company the ability to cause a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the company stock and to expend additional resources to accomplish a takeover.  The Reverse Stock Split, acquisition and private placement contemplated by the company are not part of a plan by management to affect the ability of third parties to take over or change control of the company, nor are we currently contemplating any such anti-takeover plan.

We will not become a private company as a result of the reverse split, we expect that our common stock will continue to be quoted on the OTC Bulletin Board and we plan to continue to file periodic and other reports with the SEC under the Exchange Act.

Following the Reverse Stock Split, the share certificates you now hold will continue to be valid.  In the future, new share certificates will be issued reflecting the stock split, but this in no way will effect the validity of your current share certificates.  The reverse split will occur on the effective date without any further action on the part of our stockholders.  After the effective date of the reverse split, each share certificate representing shares of pre-split common stock will be deemed to represent 1/8.512 shares of post-split Greyhound common stock.  Certificates representing post-split common stock will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent:  Interstate Transfer Company, 6084 South 900 East #101, Salt Lake City, Utah 84121.  We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing post-split shares that are issued in exchange for old pre-split certificates representing restricted shares, will contain the same restrictive legend as on the old certificates.  Also, for purposes of determining the term of the restrictive period applicable to the new post-split shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.

Accounting Matters

The par value per share of the common stock will remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. The company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares

When the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the common stock will remain the same after the Reverse Stock Split. Each share of common stock issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than 100 shares of the common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

 No Appraisal Rights

Under Nevada Corporations Law, stockholders are not entitled to appraisal rights with respect to the proposed Reverse Stock Split and amendment to our articles of incorporation.

United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”).  This summary is not intended to be a complete discussion of all possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information purposes only.  Further, it does not address any state, local or foreign income or other tax consequences.  For example, state and local tax consequences of the Reverse Stock Split may vary significantly as to each U.S. stockholder, depending upon the state in which such stockholder resides or does business.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities.

The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares held by a U.S. stockholder prior to the Reverse Stock Split (“Old Shares”) were, and the shares owned by such stockholder immediately after the Reverse Stock Split (“New Shares”) will be, held as “capital assets,” as defined in the Code, generally property held for investment.  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split also is not binding on the Internal Revenue Service or the courts.  Accordingly, each stockholder is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange, or deemed exchange, of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis and holding period of the New Shares received in the Reverse Stock Split should be the same as such stockholder’s aggregate tax basis and holding period in the Old Shares being exchanged.   Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times.  Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

We are hereby notifying our stockholders of the approval of the Reverse Stock Split and, pursuant to the Exchange Act, filing this Information Statement on Schedule 14C, which will be mailed to all stockholders of record as of the record date established therefore.

CHANGE OF CORPORATE NAME

On January 3, 2011, our board of directors approved, subject to receiving the approval of the holders of a majority of our outstanding common stock, an amendment of our articles of incorporation to change our corporate name to Tanke Biosciences Corporation.  Also on January 3, 2011, a stockholder holding approximately 88.3% of our outstanding shares approved the amendment pursuant to written consent.  The amendment effecting the change of our corporate name will become effective upon filing the certificate of amendment with the Secretary of State of the State of Nevada, which will occur following the 20th day after the mailing of this Information Statement to our stockholders as of the record date.

Our board of directors believes that the change of our corporate name will better identify our business endeavors following the acquisition of China Flying, which business endeavors are further described in the “Share Exchange Agreement” section below.

We are hereby notifying our stockholders of the approval of the amendment to our articles of incorporation and, pursuant to the Exchange Act, filing this Information Statement on Schedule 14C, which will be mailed to all stockholders of record as of the record date established therefore.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 3, 2011 with respect to the beneficial ownership of our common stock:

●      each stockholder believed to be the beneficial owner of more than 5% of our common stock;

●	by each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this report.  “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Directors and Officers	0	0.0%
Geoff Williams*
19 East 200 South, Suite 1080
Salt Lake City, UT 84111
Nancy Ah Chong	0	0.0%
19 East 100 South, Suite 1080
Salt lake City, UT 84111
5% Stockholders
John Hern	293,774	8.6%
1900 Millview
Coeur d'Alene, Idaho 83814
H. Deworth Williams
19 East 200 South, Suite 1080
Salt Lake City, UT 84111	0	0.0%
All directors and officers as
a group (2 persons)	0	0.0%

 *      Director and/or executive officer
Note:           Unless otherwise indicated, the Company has been advised that each person above has sole voting power over the shares indicated above.

(1)  Based upon 3,397,787 shares of common stock outstanding on January 3, 2011.

SHARE EXCHANGE AGREEMENT

On January 3, 2011, we entered into a Share Exchange Agreement with China Flying, a Hong Kong incorporated company, and Golden Genesis, a British Virgin Islands company and the sole stockholder of China Flying, which owns 100% of the issued and outstanding shares of China Flying.  Under the terms of the Share Exchange, Golden Genesis will exchange all of its capital stock in China Flying for 10,758,000 authorized, but previously unissued Greyhound common stock, post-split.  Upon the closing, China Flying will become our wholly owned subsidiary.  China Flying owns 100% of the issued and outstanding capital stock of Guangzhou Kanghui Agricultural Technoloty Co., Ltd. (“Kanghui Agricultural”).  Kanghui Agricultural has entered into a series of contractual agreements with Guanghzou Tanke Industry Co., Ltd. (collectively with its consolidated subsidiaries “Tanke”) pursuant to which Kanghui Agricultural effectively assumed management of the business activities of, Tanke.

China Flying, through a wholly-owned holding entity, controls Tanke.  China Flying is entitled to 100% of the net profit of Tanke and can, through its wholly-owned subsidiary, direct Tanke’s actions via contractual arrangements.  As a result of the Share Exchange, China Flying will be indirectly entitled to 100% of the revenue of Tanke and be able to direct Tanke’s actions and control Tanke via contractual arrangements.

At the effective time of the acquisition, China Flying will become our wholly owned subsidiary and our principal business will be that of China Flying and Tanke.  Additionally at the effective time, our current board of directors will nominate and elect to the board those persons designated by China Flying.  Simultaneously, our current directors and executive officers immediately prior to the closing will resign from all their respective positions with Greyhound, effective immediately upon the closing.

Also at the closing of the Share Exchange, we will issue an aggregate of 1,840,000 shares (post-split) of our authorized, but previously unissued common stock to Regeneration Capital Group LLC, a fund, and the investors in the fund, the U.S. advisor to Tanke.

Following completion of the acquisition, we will be engaged, through our consolidated subsidiaries, including Tanke as the principal operating company, in the development, production, marketing and distribution of a broad range of innovative feed additive products that foster the growth of healthy and profitable animals. Tanke’s headquarters are located in the province of Guangdong, China, and is a government certified hi-tech company.  Tanke’s feed additive products are distinguished from traditional artificial feed additives in that they are non-hazardous, environmentally friendly and safe for livestock and their human consumers.

Tanke currently produces 21 branded feed additives, with each brand available in seven different mixes that correspond to different stages of an animal’s life cycle.  Tanke’s major products address most key market categories within China’s animal feed additive industry.  These include: Organic Trace Mineral Additives, Feed Acidifiers, Seasonings and Flavor Enhancers and Herbal Medicine Additives.  Tanke believes its feed additives are organically derived, environmentally friendly and safe for both livestock and their human consumers.  The additives are highly efficient, rich in amino acids and free of genetically modified ingredients, antibiotics and harmful chemicals.

PRIVATE PLACEMENT

Our closing of the Share Exchange is contingent on the successful completion of the private placement of a minimum of $6.5 million (5,652,174 Units) and a maximum of $8 million (6,956,522 Units) of units.  Each Unit will consist of a $1.15 principal amount convertible note (the “Notes”) and a three year warrant (the “Warrants”) to purchase one share of Greyhound common stock (the “Units”).  Offering proceeds will be held in escrow pending a closing on the minimum amount of Units.  The Units are being offered to accredited investors.  Upon the closing of the Offering, the Units will cease to exist and investors will only be issued Notes and Warrants.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports and other information with the SEC, which reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for information about these facilities. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information about Greyhound that we file electronically with the SEC.

EFFECTIVE DATE

Pursuant to Rule 14c-2 under the Exchange Act, the above actions to effect the Reverse Stock Split and corporate name change shall not be effective until a date at least twenty (20) days after the date on which the definitive Information Statement has been mailed to the stockholders.  We anticipate that the actions contemplated hereby will be effected on or about the close of business on February __, 2011.

MISCELLANEOUS MATTERS

The entire cost of furnishing this Information Statement will be borne by the company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The board of directors has fixed the close of business on January 3, 2011, as the record date for the determination of Stockholders who are entitled to receive this Information Statement.

This Information Statement is being mailed on or about January __, 2011 to all stockholders of record as of the record date.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions.  Your consent to the above action is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BY ORDER OF THE BOARD OF DIRECTORS

January 5, 2011	/s/ Geoff Williams
Geoff Williams
President

Appendix  A

ROSS MILLER
Secretary of State
204 North Carson Street
Carson City, NV 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation: Greyhound Commissary, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Article 1 shall be amended to read:

Name of Corporation:  “Tanke Biosciences Corporation"

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series,  or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  3,000,000 shares (88.3%)

4.      Effective date of filing (optional):

5.	Signature: (required

 /S/ Geoff Williams
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approve by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority  of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPROTANT:   Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.